Exhibit 10.36

SPANSION EXECUTIVE INVESTMENT ACCOUNT PLAN

Amended and Restated November 9, 2005

(i)

RECITALS

1. The Board of Managers of Spansion LLC agreed to establish a deferred compensation plan for a select group of management or highly compensated employees of the Company. Effective on October 6, 2003, the select group of management or highly compensated employees who wish to defer compensation they would otherwise receive from the Company may do so in this Executive Investment Account plan.

2. The Company may enter into an agreement (the “Trust Agreement”) with an independent third party individual or institution, pursuant to which such entity shall serve as trustee (the “Trustee”) under an irrevocable trust (the “Trust”) to be used in connection with the Plan.

A. If the Company enters into a Trust Agreement, it will make contributions to the Trust so that such contributions will be held by the Trustee and invested, reinvested and distributed, all in accordance with the provisions of this Plan and the Trust Agreement.

B. If the Company enters into a Trust Agreement, the Trust shall be a “grantor trust” with the principal and income of the Trust treated as assets and income of the Company, as applicable, for Federal and state income tax purposes.

C. If the Company enters into a Trust Agreement, the assets of the Trust shall at all times be subject to the claims of the general creditors of the Company, as would be provided in the Trust Agreement.

D. If the Company enters into a Trust Agreement, the existence of such Trust shall not alter the characterization of the Plan as “unfunded” for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and shall not be construed to provide income to Plan participants under the Plan prior to actual payment of the vested accrued benefits thereunder.

NOW THEREFORE, the Company hereby establishes the Plan as follows:

ARTICLE I

TITLE AND DEFINITIONS

1.1	Definitions.

Whenever the following words and phrases are used in this Plan, with the first letter capitalized, they shall have the meanings specified below.

(a) “Account” or “Accounts” shall mean all of such accounts as are specifically authorized for inclusion in this Plan.

(b) “Administrator” shall be the person or committee, or its agents, designees or vendors, responsible for administering the Plan in accordance with Article VII. The Administrator will be the Vice President of Human Resources until the appointment of a committee administrator, at which time all administrative rights, powers and duties of the Administrator shall transfer to the appointed committee. As soon as practicable, the Company shall appoint such a committee, and upon that appointment, all administrative rights, powers and duties held by the Vice President of Human Resources shall automatically transfer to the appointed committee.

(c) “Committee” shall mean a committee appointed by the Board of Directors of Spansion Inc. and any successor company, or such committee’s designee.

(d) “Base Salary” shall mean a Participant’s annual base salary, excluding bonus, commissions, incentive and all other remuneration for services rendered to Company and prior to reduction for any salary contributions to a plan established pursuant to Section 125 of the Code or qualified pursuant to Section 401(k) of the Code.

(e) “Beneficiary” or “Beneficiaries” shall mean the person or persons, including a trustee, personal representative or other fiduciary, last designated in writing by a Participant in accordance with procedures established by the Administrator to receive the benefits specified hereunder in the event of the Participant’s death. No beneficiary designation shall become effective until it is filed with the Administrator. Any designation shall be revocable at any time through a written instrument filed by the Participant with the Administrator with or without the consent of the previous Beneficiary. If there is no such designation or if there is no surviving designated Beneficiary, then the Participant’s surviving spouse shall be the Beneficiary. If there is no surviving spouse to receive any benefits payable in accordance with the preceding sentence, the duly appointed and currently acting personal representative of the Participant’s estate (which shall include either the Participant’s probate estate or living trust) shall be the Beneficiary. In any case where there is no such personal representative of the Participant’s estate duly appointed and acting in that capacity within 90 days after the Participant’s death (or such extended period as the Administrator determines is reasonably necessary to allow such personal representative to be appointed, but not to exceed 180 days after the Participant’s death), then Beneficiary shall mean the person or persons who can verify by affidavit or court order to the satisfaction of the Administrator that they are legally entitled to receive the benefits specified hereunder. In the event any amount is payable under the Plan to a minor, payment shall not be made to the minor, but instead be paid (a) to that person’s living parent(s) to act as custodian, (b) if that person’s parents are then divorced, and one parent is the sole custodial parent, to such custodial parent, or (c) if no parent of that person is then living, to a custodian selected by the Administrator to hold the funds for the minor under the Uniform Transfers or Gifts to Minors Act in effect in the jurisdiction in which the minor resides. If no parent is living and the Administrator decides not to select another custodian to hold the funds for the minor, then payment shall be made to the duly appointed and currently acting guardian of the estate for the minor or, if no guardian of the estate for the minor is duly appointed and currently acting within 60 days after the date the amount becomes payable, payment shall be deposited with the court having jurisdiction over the estate of the minor. Payment by Company pursuant to this section of all benefits owed hereunder shall terminate any and all liability of Company.

(f) “Board” shall mean the Board of Managers of Spansion LLC and the Board of Directors of Spansion Inc. and any successor company.

(g) “Bonuses” shall mean those incentive and performance bonuses identified by the Administrator as qualified for Plan deferrals, as identified in Appendix A to this document, excluding profit sharing, and earned by a Participant on the last day of the respective quarter, semi-annual and annual bonus period, provided a Participant is in the employ of the Company on the last day of the respective bonus period. Bonuses may include sign-on bonuses if an Eligible Employee completes the Initial Election requirements of Article III, Section 3.1(c).

(h) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(i) “Company” shall mean Spansion LLC and Spansion Inc. and any successor company.

(j) “Company Contribution Account” shall mean the bookkeeping account maintained by the Company for each Participant that is credited with an amount equal to the Company Discretionary Contribution Amount, if any, and Company Matching Contribution Amount, if any, and earnings and losses on such amounts pursuant to Section 4.2.

(k) “Company Discretionary Contribution Amount” shall mean such discretionary amount if contributed by the Company for each Participant for a Plan Year. Such amount may differ from Participant to Participant both in amount and as a percentage of Compensation.

(l) “Company Matching Contribution Amount” shall mean such amount contributed by the Company for a select group of Participants for a Plan Year.

(m) “Compensation” shall mean annual bonuses, incentive sales commissions, Base Salary and other incentive bonuses identified by the Administrator, and as set forth in Appendix A, which a Participant earns for services rendered to the Company, excluding profit sharing.

(n) “Deferral Account” shall mean the bookkeeping account maintained by the Administrator for each Participant that is credited with amounts equal to (1) the portion of the Participant’s Compensation that he or she elects to defer and (2) earnings and losses pursuant to Section 4.1.

(o) “Distributable Amount” shall mean the balance in the Participant’s Deferral Account and Company Contribution Account.

(p) “Early Distribution” shall mean an election by Participant in accordance with Section 6.2 or 6.3 to receive a withdrawal of amounts from his or her Deferral Account and Company Contribution Account prior to the time at which such Participant would otherwise be entitled to such amounts.

(q) “Effective Date” shall be October 6, 2003.

(r) “Eligible Employee” shall be a Company director or other member of the select group of management or highly compensated United States-based employees as determined by the Administrator from year-to-year, in its absolute discretion.

(s) “Fund” or “Funds” shall mean one or more of the investment funds selected by the Administrator pursuant to Section 3.2(b).

(t) “Initial Election Period” shall mean the 30-day period following the later of the Effective Date, the date an employee becomes an Eligible Employee, and the date an employee is notified in writing (or electronically) by the Administrator that he or she is an Eligible Employee.

(u) “Interest Rate” shall mean, for each Fund, an amount equal to the net gain or loss on the assets of such Fund during each month.

(v) “Participant” shall mean any Eligible Employee who becomes a Participant in this Plan in accordance with Article II. Excluding Section 3.1, a Participant who transfers employment with the Company to a related business entity shall be deemed to be a Participant with the Company for purposes of this Plan. A related business entity shall include a controlled group member company, an affiliated management or service group member company, a subsidiary or joint venture of the Company, or other related business entity as defined in Internal Revenue Code section 414(b)(c)(m), or (n).

(w) “Payment Date” shall mean as soon as administratively feasible following the end of the prior calendar quarter, or following year-end for annual installment payments.

(x) “Plan” shall be the Spansion Executive Investment Account Plan, as set forth herein and with Appendix, now in effect, or as amended from time to time.

(y) “Plan Year” shall mean initially October 6, 2003 until December 31, 2003, and thereafter, each calendar year.

(z) “Scheduled Withdrawal Date” shall mean the distribution date elected by the Participant for an in-service withdrawal of amounts from such Accounts deferred in a given Plan Year, and earnings and losses attributable thereto, as set forth on the election form for such Plan Year.

(aa) “Trust” shall mean the Spansion Executive Investment Plan Account Trust, if such Trust is established.

(bb) “Trustee” shall mean the individual or institutional Trustee(s) so designated under the terms of the Trust.

ARTICLE II

PARTICIPATION

An Eligible Employee shall become a Participant in the Plan by electing to defer a portion of his or her Compensation, pursuant to Section 3.1.

ARTICLE III

DEFERRAL ELECTIONS

3.1	Elections to Defer Compensation.

(a) Initial Election Period. Subject to the provisions of Article II, each Eligible Employee may elect to defer Compensation by filing with the Administrator an election that conforms to the requirements of this Section 3.1, on a form or by electronic method provided by the Administrator, no later than the last day of his or her Initial Election Period.

(b) General Rule. The amount of Compensation that an Eligible Employee may elect to defer is such Compensation earned on or after the time at which the Eligible Employee elects to defer in accordance with Sections 1.1(v) and 3.1(a) and shall be a flat dollar amount or percentage which shall not exceed 50 (fifty) percent of the Eligible Employee’s Base Salary and/or up to 100 (one-hundred) percent of the Eligible Employee’s incentive sales commissions and Bonuses, as may be limited as set forth in Appendix A, provided that the total amount deferred by a Participant shall be limited in any calendar year, if necessary, to satisfy Social Security Tax (including Medicare), income tax and employee benefit plan withholding requirements as determined in the sole and absolute discretion of the Administrator.

(c) Duration of Compensation Deferral Election. An Eligible Employee’s initial election to defer Compensation must be prior to the end of his or her Initial Election Period and is to be effective with respect to Compensation received after such deferral election is processed. A Participant may increase, decrease or terminate a deferral election with respect to Compensation for any subsequent calendar quarter by filing a new election prior to the beginning of the next calendar quarter, which election shall be effective on the first day of the next following calendar quarter. In the case of an employee who becomes an Eligible Employee after the Effective Date, such Eligible Employee shall have 30 days from the date he or she receives written or electronic notice from the Administrator of becoming an Eligible Employee to make an Initial Election with respect to Compensation.

(d) Elections other than Elections during the Initial Election Period. Subject to the limitations of Section 3.1(b), any Eligible Employee who has terminated a prior Compensation deferral election may elect to again defer Compensation by filing an election, on a form provided by the Administrator, to defer Compensation as described in Sections 3.1(b) and 3.1(c) above. An election to defer Compensation must be filed in a timely manner in accordance with Section 3.1(c) above.

(e) Special Deferral Election Termination Right. Pursuant to the authority granted by Q&A 20(a) of Notice 2005-1, and notwithstanding any other limitation contained in Article III of the Plan, each Participant may file a separate election to terminate a previously submitted election to defer some or all of his Compensation for the Plan Year ending December

31, 2005, provided that such election shall apply to all of his deferrals of Compensation for the Plan Year ending December 31, 2005 and such amounts shall be distributed from the Plan not later than December 31, 2005.

(f) Special Deferral Election Rights. Pursuant to the authority granted by Q&A 21 of Notice 2005-1, and notwithstanding any other limitation contained in Section 3.1 to the Plan, each Participant may file a separate election to defer some or all of his Compensation for the Plan Year ending December 31, 2005, provided that:

(1) this special election must be submitted to the Committee on or before March 15, 2005; and

(2) any Compensation to which the special election applies may not be paid or payable at the time the election is submitted to the Committee.

Any amounts deferred under this Section 3.1(e) shall be subject to the Plan’s terms and conditions.

3.2	Investment Elections.

(a) At the time of making the deferral elections described in Section 3.1, the Participant shall designate, on a form provided by the Administrator, the types of investment funds in which the Participant’s Account will be deemed to be invested for purposes of determining the amount of earnings to be credited to that Account. In making the designation pursuant to this Section 3.2, the Participant may specify that all or any multiple of his or her Account be deemed to be invested, in whole percentage increments, in one or more of the types of investment funds provided under the Plan as communicated from time to time by the Administrator. Effective as of the first of any calendar month, a Participant may change the designation made under this Section 3.2 by filing an election, on a form or by electronic method provided by the Administrator, with the Administrator prior to the end of the prior month. If a Participant fails to elect a type of fund under this Section 3.2, he or she shall be deemed to have elected the Money Market type of investment fund.

(b) Although a Participant may designate the type of investments, the Administrator shall not be bound by such designation. The Administrator shall select from time to time, in its sole and absolute discretion, commercially available investments of each of the types communicated by the Administrator to the Participant pursuant to Section 3.2(a) above to be the Funds. The Interest Rate of each such commercially available investment fund shall be used to determine the amount of earnings or losses to be credited to Participant’s Account under Article IV.

ARTICLE IV

DEFERRAL ACCOUNTS AND TRUST FUNDING (IF ANY)

4.1	Deferral Accounts.

The Administrator shall establish and maintain a Deferral Account for each Participant under the Plan. Each Participant’s Deferral Account shall be further divided into separate subaccounts (“investment fund subaccounts”), each of which corresponds to an investment fund elected by the Participant pursuant to Section 3.2(a). A Participant’s Deferral Account shall be credited as follows:

(a) As soon as administratively practicable after amounts are withheld and deferred from a Participant’s Compensation, the Administrator shall credit the investment fund subaccounts of the Participant’s Deferral Account with an amount equal to Compensation deferred by the Participant in accordance with the Participant’s election under Section 3.2(a); that is, the portion of the Participant’s deferred Compensation that the Participant has elected to be deemed to be invested in a certain type of investment fund shall be credited to the investment fund subaccount corresponding to that investment fund;

(b) Each business day, if valued daily, or each month, if valued monthly, each investment fund subaccount of a Participant’s Deferral Account shall be credited with earnings or losses in an amount equal to that determined by multiplying the balance credited to such investment fund subaccount as of the prior day, if valued daily, or prior month, if valued monthly, plus contributions credited that day to the investment fund subaccount by the Interest Rate for the corresponding fund selected by the Company pursuant to Section 3.2(b). Adjustments to the Participant’s Deferral Account crediting rate and/or balance may be made for fees and expenses pertaining to the operation of the Plan and related asset charges.

(c) In the event that a Participant elects for a given Plan Year’s deferral of Compensation to have a Scheduled Withdrawal Date, all amounts attributed to the deferral of Compensation for such Plan Year shall be accounted for in a manner which allows separate accounting for the deferral of Compensation and investment gains and losses associated with such Plan Year’s deferral of Compensation.

4.2	Company Contribution Account.

The Administrator shall establish and maintain a Company Contribution Account for each Participant under the Plan. Each Participant’s Company Contribution Account shall be further divided into separate investment fund subaccounts corresponding to the investment fund elected by the Participant pursuant to Section 3.2(a). A Participant’s Company Contribution Account shall be credited as follows:

(a) As soon as administratively practicable after a Company Discretionary Contribution Amount or Company Matching Contribution Amount, the Administrator shall credit the investment fund subaccounts of the Participant’s Company Contribution Account with an amount equal to the Company Discretionary Contribution Amount, if any, applicable to that Participant that is the proportion of the Company Discretionary Contribution Amount, if any, or Company Matching Contribution Amount, if any, that the Participant elected to be deemed to be invested in a certain type of investment; and

(b) Each business day if valued daily, or each month, if valued monthly, each investment fund subaccount of a Participant’s Company Contribution Account shall be credited with earnings or losses in an amount equal to that determined by multiplying the balance credited to such investment fund subaccount as of the prior day, if valued daily, or prior month, if valued monthly, plus contributions credited that day to the investment fund subaccount by the Interest Rate for the corresponding Fund selected by the Company pursuant to Section 3.2(b).

4.3	Trust Funding.

The Company may create a Trust with an institutional Trustee. If so created, the Company shall cause the Trust to be funded each year. The Company shall contribute to the Trust an amount (1) equal to the amount deferred by each Participant; (2) the aggregate amount of Company Discretionary Contribution Amounts, if any; and (3) the aggregate amount of Company Matching Contribution Amounts for the Plan Year, if any, less required Distributable Amounts.

Although the principal of the Trust and any earnings thereon shall be held separate and apart from other funds of Company and shall be used exclusively for the uses and purposes of Plan Participants and Beneficiaries as set forth therein, neither the Participants nor their Beneficiaries shall have any preferred claim on, or any beneficial ownership in, any assets of the Trust prior to the time such assets are paid to the Participants or Beneficiaries as benefits and all rights created under this Plan shall be unsecured contractual rights of Plan Participants and Beneficiaries against the Company. Any assets held in the Trust will be subject to the claims of Company’s general creditors under federal and state law in the event of insolvency as defined in the Trust agreement.

The assets of the Plan and Trust shall never inure to the benefit of the Company and the same shall be held for the exclusive purpose of providing benefits to Participants and their Beneficiaries and for deferring reasonable expenses of administering the Plan and Trust.

ARTICLE V

VESTING

A Participant shall be 100% vested in his or her Deferral Account, Company Discretionary Contribution Amount, if any, and Company Matching Contribution Amount, if any.

ARTICLE VI

DISTRIBUTIONS

6.1	Distribution of Deferred Compensation and Discretionary Company Contributions Upon Termination of Employment or Death.

(a) Distribution Upon Termination of Employment with the Company. Upon termination of employment with the Company, a Participant’s Distributable Amount shall be paid to the Participant (and after his or her death to his or her Beneficiary) in a lump sum on the Participant’s Payment Date. In the event the Participant has an Account balance of more than $25,000, the Participant may elect to have his or her Account balance paid in substantially equal annual installments over a fixed number of years, no less than three (3) and no more than ten (10) years, beginning on the Participant’s Payment Date. However, such optional form of benefit must be elected by the Participant, on a form provided by and submitted to the Administrator, at least one (1) year before the Participant terminates employment with the Company.

A Participant may modify, on a form provided by and submitted to the Administrator, the form of benefit that he or she has previously elected, provided such modification form is submitted to the Administrator at least one (1) year before the Participant terminates employment with Company.

The Participant’s Account shall continue to be credited with earnings pursuant to Section 4.1 of the Plan until all amounts credited to his or her Account under the Plan have been distributed.

(b) Distribution Upon Death During Employment With the Company. In the case of a Participant who dies while employed by the Company, the Beneficiary shall receive the balance of Participant’s Accounts in a lump sum payment.

(c) Post-Termination Death Benefit. In the event a Participant dies after his or her termination of employment with the Company and still has a vested balance in his or her Account, the vested balance of such Account shall be paid to the Beneficiary, in a lump sum if no valid optional benefit election is in effect for the deceased Participant, or in continued annual installments for the remainder of the period in accordance with the election previously made by the Participant.

(d) Continuation of Employment with Related Employer. A Participant, as defined in Section 1.1(u), who transfers employment from the Company to a related business entity shall be deemed not to have terminated employment with the Company for purposes of this Section 6.1.

6.2	In-Service Distribution With Scheduled Withdrawal Date.

In the case of a Participant who has elected a Scheduled Withdrawal Date for a distribution while still in the employ of the Company, such Participant shall receive his or her Distributable Amount, but only with respect to those deferrals of Compensation, vested Matching Contribution Amounts and vested Company Discretionary Contribution Amounts and earnings on such deferrals of Compensation, Matching Contribution Amounts and Company Discretionary Contribution Amounts as shall have been elected by the Participant to be subject to the Scheduled Withdrawal Date in accordance with Section 1.1 (z) of the Plan. A Participant’s Scheduled Withdrawal Date with respect to deferrals of Compensation, Matching Contribution Amounts and Company Discretionary Contribution Amounts deferred in a given Plan Year can be no earlier than one year from the end of the Plan Year for which the deferrals of Compensation, Matching Contribution Amounts and Company Discretionary Contribution Amounts are made. A Participant may extend the Scheduled Withdrawal Date for any Plan Year by so indicating on a form provided by and submitted to the Administrator, provided such form is submitted to the Administrator at least one year before the Scheduled Withdrawal Date. The Participant shall have the right to twice so modify any Scheduled Withdrawal Date. In the event a Participant terminates employment with Company prior to a Scheduled Withdrawal Date, other than by reason of death, the portion of the Participant’s Account associated with a Scheduled Withdrawal Date, which has not occurred prior to such termination, shall be distributed in a lump sum.

6.3	In-Service Distribution Without Scheduled Withdrawal Date.

A Participant shall be permitted to elect an Early Distribution from his or her Account prior to the Payment Date, subject to the following restrictions:

(a) The election to take an Early Distribution shall be made by filing a form provided by and filed with the Administrator.

(b) The amount of the Early Distribution shall equal up to 90% of his or her vested Account balance.

(c) The amount described in subsection (b) above shall be paid in a single cash lump sum as soon as practicable after the end of the calendar month in which the Early Distribution election is made, and based upon the account valuations as of the previous quarter.

(d) If a Participant requests an Early Distribution of his or her entire vested Account, the remaining balance of his or her Account (10% of the Account) shall be permanently forfeited and the Company shall have no obligation to the Participant or his or her Beneficiary with respect to such forfeited amount. If a Participant receives an Early Distribution of less than his or her entire vested Account, such Participant shall forfeit 10% of the gross amount to be distributed from the Participant’s Account and the Company shall have no obligation to the Participant or his or her Beneficiary with respect to such forfeited amount.

(e) If a Participant receives an Early Distribution of either all or a part of his or her Account, the Participant will be ineligible to participate in the Plan for at least 12 consecutive months following the date of distribution. Such Participant may resume contributions to the Plan at the beginning of the calendar quarter following the 12 months of ineligibility. All distributions shall be made on a pro rata basis from among a Participant’s Accounts.

6.4	Inability to Locate a Participant.

In the event the Administrator is unable to locate a Participant or Beneficiary within two years following the required Payment Date, the amount allocated to the Participant’s Deferral Account shall be forfeited. If, after such forfeiture, the Participant or Beneficiary later claims such benefit, such benefit shall be reinstated without interest or earnings.

ARTICLE VII

ADMINISTRATION

7.1	Administrator.

The Administrator may resign by delivering a written notice of resignation to the Board. The Board may remove the Administrator by a resolution to that effect. The Board may also appoint a new Administrator.

7.2	Administrative Action by the Committee.

The Committee shall act at meetings by affirmative vote of a majority of its members. Any action permitted to be taken at a meeting may be taken without a meeting if a written consent to the action is signed by a designated member or all members of the Committee. A member of the Committee shall not vote or act upon any matter which relates solely to himself or herself as a Participant. A member or members of the Committee may execute any certificate or other written direction on behalf of the Committee if so authorized in advance by affirmative vote of a majority of the members.

7.3	Powers and Duties of the Administrator.

(a) The Administrator, on behalf of the Participants and their Beneficiaries, shall enforce the Plan in accordance with its terms, shall be charged with the general administration of the Plan, and shall have all powers necessary to accomplish its purposes, including, but not by way of limitation, the following:

(1) To select the Funds in accordance with Section 3.2(b) hereof;

(2) To construe and interpret the terms and provisions of this Plan;

(3) To compute and certify to the amount and kind of benefits payable to Participants and their Beneficiaries;

(4) To maintain all records that may be necessary for the administration of the Plan;

(5) To provide for the disclosure of all information and the filing or provision of all reports and statements to Participants, Beneficiaries or governmental agencies as shall be required by law;

(6) To make and publish such rules for the regulation of the Plan and procedures for the administration of the Plan as are not inconsistent with the terms hereof;

(7) To appoint an agent(s) or delegate(s), and to delegate to them such powers and duties in connection with the administration of the Plan as the Administrator may from time to time prescribe; and

(8) To take all actions necessary for the administration of the Plan, including determining whether to hold or discontinue any insurance policies in effect for the Plan.

7.4	Construction and Interpretation.

The Administrator shall have full discretion to construe and interpret the terms and provisions of this Plan, which interpretations or construction shall be final and binding on all parties, including but not limited to the Company and any Participant or Beneficiary. The Administrator shall administer such terms and provisions in a uniform and nondiscriminatory manner and in full accordance with any and all laws applicable to the Plan.

7.5	Compensation, Expenses and Indemnity.

(a) The Administrator shall serve without compensation for its services hereunder.

(b) The Administrator is authorized at the expense of the Company to employ such legal counsel as it may deem advisable to assist in the performance of its duties hereunder. Expenses and fees in connection with the administration of the Plan shall be paid by the Company.

(c) To the extent permitted by applicable state law, the Company shall indemnify and hold harmless the Administrator, the Board, the AMD Board of Directors, and any delegate of the Administrator who is an employee of the Company or AMD against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims arising out of their discharge in good faith of responsibilities under or incident to the Plan, other than expenses and liabilities arising out of willful misconduct. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or AMD, or provided by the Company or AMD under any bylaw, agreement or otherwise, as such indemnities are permitted under state law.

7.6	Statements.

Under procedures established by the Administrator, a Participant shall receive a statement with respect to such Participant’s Accounts on a frequency of no less than annually.

7.7	Disputes.

(a) Claim.

A person who believes that he or she is being denied a benefit to which he or she is entitled under this Plan (hereinafter referred to as “Claimant”) must file a written request for such benefit with the Administrator, setting forth his or her claim. The request must be addressed to the Administrator, c/o Spansion Benefits Manager, One AMD Place, PO Box 3453, M/S 181, Sunnyvale, CA 94099.

(b) Claim Decision.

Upon receipt of a claim, the Administrator shall advise the Claimant that a reply will be forthcoming within ninety (90) days and shall, in fact, deliver such reply within such period. The Administrator may, however, extend the reply period for an additional ninety (90) days for special circumstances.

If the claim is denied in whole or in part, the Administrator shall inform the Claimant in writing, using language calculated to be understood by the Claimant, setting forth: (A) the specified reason or reasons for such denial; (B) the specific reference to pertinent provisions of this Plan on which such denial is based; (C) a description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation of why such material or such information is necessary; (D) appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for appeal; and (E) the time limits for requesting an appeal under subsection (c).

(c) Request For Review.

Within ninety (90) days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Company review the determination of the Administrator. Such request must be addressed to the Administrator at the address noted in Section 7.7(a) above. The Claimant or his or her duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Company. If the Claimant does not request a review within such ninety (90) day period, he or she shall be barred and estopped from challenging the Administrator’s determination.

(d) Review of Decision.

Within sixty (60) days after the Administrator’s receipt of a request for review, (1) the Appeals Committee, as previously appointed by the Administrator or the Board, shall (i) review the request for review, (ii) after considering all materials presented by the Claimant, decide whether to uphold or reverse the Administrator’s decision, and (iii) inform the Administrator of its decision; and (2) the Administrator will inform the Participant in writing, in a manner calculated to be understood by the Claimant, the decision, setting forth the specific reasons for the decision and containing specific references to the pertinent provisions of this Plan on which the decision is based. If special circumstances require that the sixty (60) day time period be extended, the Administrator will so notify the Claimant and will inform the Claimant of the decision as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review.

ARTICLE VIII

MISCELLANEOUS

8.1	Unsecured General Creditor.

Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interest in any specific property or assets of the Company. No assets of the Company shall be held in any way as collateral security for the fulfilling of the obligations of the Company under this Plan. Any and all of the Company’s assets shall be, and remain, the general unpledged, unrestricted assets of the Company. The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future, and the rights of the Participants and Beneficiaries shall be no greater than those of unsecured general creditors. It is the intention of the Company that this Plan be unfunded for purposes of the Code and for purposes of Title 1 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

8.2	Restriction Against Assignment.

The Company shall pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or corporation. No part of a Participant’s Accounts shall be liable for the debts, contracts, or engagements of any Participant, his or her Beneficiary, or successors in interest, nor shall a Participant’s Accounts be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, sell, transfer, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever. If any Participant, Beneficiary or successor in interest is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, commute, assign, pledge, encumber or charge any distribution or payment from the Plan, voluntarily or involuntarily, the Administrator, in its discretion, may cancel such distribution or payment (or any part thereof) to or for the benefit of such Participant, Beneficiary or successor in interest in such manner as the Administrator shall direct.

8.3	Withholding.

There shall be deducted from each payment made under the Plan to the Participant (or Beneficiary) all taxes that are required to be withheld by the Company in respect to such payment or this Plan. The Company shall have the right to reduce any payment by the amount of cash sufficient to provide the amount of said taxes.

8.4	Amendment, Modification, Suspension or Termination.

The Administrator may amend, modify, suspend or terminate the Plan in whole or in part, with ratification from the Board where required, except that no amendment, modification, suspension or termination shall have any retroactive effect to reduce any amounts allocated to a Participant’s Accounts. In the event that this Plan is terminated, the amounts allocated to a Participant’s Accounts shall be distributed to the Participant or, in the event of his or her death, his or her Beneficiary, in a lump sum within thirty (30) days after the end of the quarter in which the Plan terminates, or as soon as administratively practicable thereafter.

8.5	Governing Law.

This Plan shall be construed, governed and administered in accordance with the laws of the State of California, except where pre-empted by federal law.

8.6	Receipt or Release.

Any payment to a Participant or the Participant’s Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Administrator, the Company, and AMD. The Administrator may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.

8.7	Limitation of Rights and Employment Relationship

Neither the establishment of the Plan or of a Trust for the Plan, nor any modification thereof, nor the creating of any fund or account, nor the payment of any benefits, shall be construed as giving to any Participant, or Beneficiary or other person any legal or equitable right against the Company, AMD, or the trustee of the Trust except as provided in the Plan and Trust; and in no event shall the terms of employment of any Employee or Participant be governed, modified, or in any way be affected by the provisions of the Plan or Trust.

8.8	Headings.

Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.

8.9	Code Section 409A Compliance.

The adoption of Sections 3.1(e) and (f) is not intended to constitute a “material modification” of the Plan’s terms for purposes of Code Section 409A and Prop. Treas. Reg. 1.409A-6(a)(4) with respect to amounts that were previously contributed to the Plan and became non-forfeitable on or before December 31, 2004. With regard to amounts that become non-forfeitable on or after January 1, 2005, this Plan shall be administered in accordance with the requirements of Code Section 409A and the regulatory guidance issued under such provision.

IN WITNESS WHEREOF, the Company has caused this SPANSION EXECUTIVE INVESTMENT ACCOUNT PLAN, Amended and Restated October 24, 2005, to be amended and restated by its duly authorized representatives effective as stated herein.

November 9, 2005.

Advanced Micro Devices, Inc. Administrative Committee

By:	/S/ MIKE WOOLLEMS
Mike Woollems

/S/ KELLY SMALES
Kelly Smales

Bob Rivet

/S/ REID LINNEY
Reid Linney

Kevin Lyman

APPENDIX A

Pursuant to Sections 1.1(g) and 3.2 of the Plan, until and unless superseded, bonuses and the percentage limitations on permissible deferrals shall mean:

1. Director Performance Recognition Plan – 100%

2. Vice President Performance Recognition Plan – 100%